UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________

FORM 8-A
____________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FROZEN FOOD GIFT GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-1668227
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

7504 Girard Avenue, Suite 1705 La Jolla, CA 92037	92037
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.00001 par value	Over the Counter Bulletin Board Mkt

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), please check the following box.	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), please check the following box.
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Securities Act registration file number to which this form relates: File No. . 333-165406

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The description of our Common Stock: Our Articles of Incorporation authorize the issuance of 20,000,000,000 shares of common stock, $0.00001 par value per share. As of December 31, 2011, there were 112,456,666 outstanding shares of common stock. We are not authorized to issue shares of preferred stock and to date we have not issued any shares of preferred stock. Set forth below is a description of certain provisions relating to our capital stock.

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

The description of the Common Stock, par value $0.00001 per share (the “ Stock”), of Frozen Food Gift Group, Inc. (the “Registrant”), is incorporated by reference to the information set forth under the caption “Description of  Securities to be Registered – Common Stock” in the prospectus supplement dated July 5, 2011, and filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, in the form in which it was filed on  July 7, 2011, with the Securities and Exchange Commission

Item 2. Exhibits.

Pursuant to the Instructions as to exhibits for registration statements on Form 8-A, the documents listed below are filed as exhibits to this Registration Statement:

3.0	Articles of Incorporation	*S-1	3/11/10	3.0
3.1	Amendment to Articles of Incorporation	*S-1	3/11/10	3.1
3.2	Bylaws	*S-1	3/11/10	3.2

* Incorporated by reference to Exhibits to Form S-1 Registration filed and declared effective on August 12, 2011.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FROZEN FOOD GIFT GROUP, INC.

Date: February 2, 2012	By:	/s/ Jonathan F. Irwin
Jonathan F. Irwin
Chief Executive Officer, Principle Executive Officer, Principal Financial Officer and Principal Accounting Officer the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description

3.0	Articles of Incorporation	*S-1	3/11/10	3.0
3.1	Amendment to Articles of Incorporation	*S-1	3/11/10	3.1
3.2	Bylaws	*S-1	3/11/10	3.2

* Incorporated by reference to Exhibits to Form S-1 Registration filed and declared effective on August 12, 2011.